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                                                                       EXHIBIT 5


                                HALE AND DORR LLP
                                 60 STATE STREET
                                BOSTON, MA 02109
                                 (617) 526-6000

                                                     September 14, 1999



Analog Devices, Inc.
One Technology Way
Norwood, MA 02062

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission, relating to the registration of $75,000,000 of deferred compensation obligations (the "Obligations"), which will represent unsecured obligations of the Analog Devices, Inc. Deferred Compensation Plan (the "Plan").

     We have examined the Restated Articles of Organization and the By-Laws of the Registrant and all amendments thereto and the Plan and have examined and relied on the originals, or copies certified to our satisfaction, of such records of meetings of the directors of the Registrant, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     In examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, and (iii) the authenticity of the originals of such latter documents.

     Based upon and subject to the foregoing, we are of the opinion that when issued by the Registrant in the manner provided in the Plan, the Obligations will be valid and binding obligations of the Registrant, enforceable against the Registrant in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                                 Very truly yours,


                                                 /s/ Hale and Dorr LLP

                                                 HALE AND DORR LLP